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                                                                   Exhibit 99.01

FOR IMMEDIATE RELEASE

                                 Company Contact:   Sue Marshall
                                                    Director, Investor Relations
                                                    516-887-0727

      CELLULAR TECHNICAL SERVICES ANNOUNCES SETTLEMENT OF CLASS ACTION SUIT

Seattle, WA, March 16, 1999 - Cellular Technical Services Company, Inc. (Nasdaq NM Symbol CTSC) ("CTS"), a leading provider of real-time information management systems for the wireless communications industry, today announced that a stipulation of settlement of the securities class action originally commenced in July 1997 has been filed with the United States District Court for the Western District of Washington.

The stipulation, in which no liability or fault is admitted by CTS or any of its executives, provides for a settlement payment of $4.1 million that will be paid by CTS' insurance carriers. The settlement is subject to various terms and conditions, including final court approval. If such terms and conditions are fulfilled, all claims brought against CTS and certain of its executives will be dismissed.

Commenting on the settlement, Kyle Sugamele, CTS' Vice President and General Counsel, stated, "We actively defended against this lawsuit since its inception as we continue to believe it is without merit. However, this settlement allows our company to again focus on reaching our goals without the expense and distraction associated with protracted litigation."

CTS provides leading technological solutions for the wireless communications industry to assist with call data collection and distribution and to prevent fraud. The Company's Blackbird Platform fraud prevention product line prevents millions of fraudulent calls each week in more than 40 of the largest markets across the United States, including: New York, Boston, Hartford/New Haven, Philadelphia, Pittsburgh, Baltimore, Washington D.C., Chicago, Detroit, Milwaukee, Atlanta, Los Angeles, San Francisco, and San Diego.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. A description of these risks and uncertainties can be found in the Company's filings with the Securities and Exchange Commission.